UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 23, 2006

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

115 West 7th Street, Suite 1415, Fort Worth, Texas, 76102

(Address of principal executive offices)

(877) 329-8388

Registrant’s telephone number, including area code

Item 5.02 Election of Directors and Appointment of Principal Officers

On March 23, 2006 Wentworth Energy, Inc.’s 50%-owned subsidiary, Wentworth Oil Sands, Inc. appointed Mr. Sid Jaycock as its Vice President of Engineering, Dr. Earl St. Denis as its Vice President of Process Design, Dr. Geoff Dolbear as its Vice President of Research and Development, Mr. Randy Brawn as its Vice President of Technology Application, Mr. Terry Ratajesak as its Vice President of Field Operations, and Mr. John Anderson as its Vice President of Business Development.

Mr. Jaycock is an independent oil sands development consultant, principal of TDI Projects Inc. since 1984, and acting CEO of NiSands Limited, a company formed for Nigerian oil sands development.  He holds a Bachelor of Engineering degree and is a Professional Engineer.

Dr. St. Denis holds a doctorate degree in chemical engineering from University of New South Wales, Australia, and Bachelor of Science and Master of Science degrees from Queen’s University, Canada.  Since 1998, he has been principal of Pearse Western Consultants Ltd., a consulting firm specializing in program and process evaluations for oil and mining operations including process options for small-scale oil sands facilities.  Dr. St. Denis has over 30 years of project development engineering experience in Canada and offshore.

Dr. Dolbear is a process chemist and principal of G.E. Dolbear & Associates since 1990.  He has 40 years of industrial experience, including the development of catalysts and processes for several petroleum refining applications.  He has a Bachelor of Science degree from University of California, Berkley and a Ph.D. in physical chemistry from Stanford University.  Dr. Dolbear owns 2,000 shares of the common stock of Wentworth Energy, Inc.

Since November 2000, Mr. Brawn has been Chief Operating Officer of Petromax Technologies, LLC and has worked closely with its nanomolecular development team in an effort to provide environmentally sound solutions relating to resource recovery and remediation.  Prior thereto, he was a line manager with Ultramar/Valero and has 25 years of oil industry and operational experience.

Mr. Ratajesak is Vice President of Operations for Petromax Technologies, LLC and prior thereto was Production Operations and Special Projects Manager for DK Environmental.  He has over 20 years of experience in transportation and facilities operation management for the petroleum recycling industry.  Mr. Ratajesak has a Bachelor of Arts degree from Eastern Illinois University.

Mr. Anderson has been a principal and Senior Project Manager of Meredith & Associates, an environmental consulting firm, since 2001, and prior thereto was Vice President of Operations and Customer Service at PartsAmerica.com.  He holds Bachelor of Arts and Master of Arts degrees from University of California at Santa Barbara and a Master of Philosophy degree from RAND Graduate School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 28, 2006

WENTWORTH ENERGY, INC.

/s/ Gordon C. McDougall

Gordon C. McDougall

President